As filed with the Securities and Exchange Commission on May 31, 2007.
Registration No. 333-____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL SENIOR LIVING CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	75-2678809 (I.R.S. Employer Identification No.)

14160 Dallas Parkway, Suite 300 Dallas, Texas (Address of Principal Executive Offices)	75254 (Zip Code)
2007 OMNIBUS STOCK AND INCENTIVE PLAN FOR CAPITAL SENIOR LIVING CORPORATION
(Full Title of the Plan)

David R. Brickman, Esq.
Vice President, Secretary and General Counsel
CAPITAL SENIOR LIVING CORPORATION
14160 Dallas Parkway, Suite 300
Dallas, Texas 75254
(Name and Address of Agent For Service)
(972) 770-5600
(Telephone Number, Including Area Code, of Agent For Service )
Copies to:
Winston Walp II, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue Suite 2800
Dallas, Texas 75201
Telephone: (214) 855-8000
Facsimile: (214) 855-8200
CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities To Be	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, $0.01 par value	2,600,000 shares	$10.76	$27,976,000	$858.86

(1)	Plus such indeterminable number of additional shares as may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required under the 2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant’s common stock, par value $0.01 per share, on May 29, 2007 (as reported on The New York Stock Exchange).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which were filed by Capital Senior Living Corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”), and any future filings made by the Registrant with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:
     1. Annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 16, 2007;
     2. Quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 9, 2007;
     3. Current report on Form 8-K, dated May 3, 2007, filed with the Commission on May 9, 2007; and
     4. The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant with the Commission pursuant to Section 12 of the Exchange Act on October 3, 1997, including any amendments or reports filed for the purpose of updating such description.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and that a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
Amended and Restated Certificate of Incorporation
     The Registrant’s amended and restated certificate of incorporation provides that each of its directors and officers shall be indemnified to the fullest extent permitted by Delaware law.
Insurance
     The Registrant has obtained a directors’ and officers’ liability insurance policy insuring the directors and officers of the Registrant against certain losses resulting from wrongful acts committed by them as directors and officers of the Registrant, including liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to the Registration Statement are listed in the Exhibit Index to this Registration Statement and are incorporated herein by reference.
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 31st day of May, 2007.

CAPITAL SENIOR LIVING CORPORATION
By:	/s/ David R. Brickman
David R. Brickman
Vice President, Secretary and General Counsel

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James A. Stroud and Lawrence A. Cohen , as his or her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him or her on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign any and all documents relating to this Registration Statement, including and any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and supplements thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lawrence A. Cohen	Vice Chairman of the Board and Chief	May 31, 2007

Lawrence A. Cohen	Executive Officer (Principal Executive Officer)

/s/ James A. Stroud	Chairman of the Company and	May 31, 2007

James A. Stroud	Chairman of the Board

/s/ Keith N. Johannessen	President, Chief Operating	May 31, 2007

Keith N. Johannessen	Officer and Director

/s/ Ralph A. Beattie	Executive Vice President and Chief	May 31, 2007

Ralph A. Beattie	Financial Officer (Principal Financial and Accounting Officer)

/s/ Craig F. Hartberg	Director	May 31, 2007

Craig F. Hartberg

/s/ Jill M. Krueger	Director	May 31, 2007

Jill M. Krueger

Signature	Title	Date

/s/ James A. Moore	Director	May 31, 2007

James A. Moore

/s/ Dr. Victor W. Nee	Director	May 31, 2007

Dr. Victor W. Nee

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit
4.1	—	Amended and Restated Certificate of Incorporation of Capital Senior Living Corporation, which is incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement No. 333-33379 on Form S-1/A filed with the Securities and Exchange Commission on September 8, 1997.

4.2	—	Amendment to Amended and Restated Certificate of Incorporation of Capital Senior Living Corporation, which is incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, filed with the Securities and Exchange Commission on November 15, 1999.

4.3	—	Amended and Restated Bylaws of Capital Senior Living Corporation, which is incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement No. 333-33379 on Form S-1/A filed with the Securities and Exchange Commission on September 8, 1997.

4.4	—	Amendments to Amended and Restated Bylaws of the Registrant, which is incorporated by reference from Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, filed with the Securities and Exchange Commission on November 15, 1999.

4.5		Amendment No. 2 to Amended and Restated Bylaws of Capital Senior Living Corporation, which is incorporated by reference from Exhibit 3.2.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 28, 2003.

4.6*	—	2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation

4.7*	—	First Amendment to 2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation

5.1*	—	Opinion of Fulbright & Jaworski L.L.P. regarding the validity of the securities being registered.

23.1*	—	Consent of Fulbright & Jaworski L.L.P. (included as part of Exhibit 5.1).

23.2*	—	Consent of Ernst & Young LLP

23.3*	—	Consent of KPMG LLP

24.1*	—	Power of Attorney (included with signature page of this Registration Statement)

*	Filed herewith.